Exhibit 10.6

BOARD MEMBER EMPLOYMENT AGREEMENT

between

Nabriva Therapeutics AG

Leberstraße 20

1112 Vienna

AUSTRIA

represented by the Chair of the Supervisory Board,

Dr. Denise Pollard-Knight

the “Company”

and

Ralf Schmid

Bechardgasse 16/8

1130 Vienna

AUSTRIA

the “Board Member”

as follows:

I. DUTIES AND RESPONSIBILITIES

1.	The Board Member has been appointed as a Managing Director of the Company by resolution of the Supervisory Board and has accepted such appointment.

2.	The Board Member assumes the responsibilities of a member of the Managing Board and additionally as Chief Executive Officer (CEO) of the Company and is entitled to solely represent the Company.

3.	The Board Member shall fulfill his duties and responsibilities in accordance with the laws of Austria, the Company’s articles of association (the “Articles of Association”), the By-laws of the Management Board, the resolutions of the Supervisory Board and this Agreement. The Supervisory Board shall further define the duties and responsibility of the Board Member when necessary.

4.	The Board Member shall perform his duties with the diligence of a reasonable and prudent business man and shall fully dedicate his working capacity to the Company. The Board Member’s principal place of office shall be at the seat of the Company. The Board Member agrees to travel within Austria and abroad if the business of the company so requires.

II. TERM

1.	This Employment Agreement shall become effective as to March 01, 2014 and shall expire on February, 29 2016. This agreement shall replace the Board Member Employment Agreement dated April 30, 2012 (“Previous Agreement”). Not consumed holidays from the Previous Agreement shall be carried forward to this agreement to the extent that the holiday entitlement is not older than 6 months calculated from the date following the end of the vacation year in which the entitlement accrued.

2.	The Supervisory Board of the Company may revoke the Board Member’s appointment for good cause within the meaning of sec 75 para 4 Austrian Stock Corporation Act (Aktiengesetz) prior to the expiry of the term of appointment. The Company shall be entitled to prematurely terminate this Agreement for reasons which would justify the Board Member’s dismissal under mutatis mutandis application of sec 27 of the Austrian Act on White Collar-Workers. In case the Company prematurely terminates this Agreement without justified reasons pursuant to sec 27 of the Austrian Act on White Collar-Workers the Board Member is entitled to receive a financial compensation as he would receive in case of fulfillment. Such payment shall be made as single payment and shall be due at the date of the termination without any discount. The board member shall not be obliged to set off such payments against remuneration gained otherwise.

III. REMUNERATION

1.	For his services rendered in accordance with the terms and conditions of this agreement the Board Member shall receive a monthly gross remuneration of EUR 15,000.00 payable fourteen times a year. Whereas the first twelve installment shall be payable at the end of each month, the 13th and 14th installment shall be due at 31 May and 30 November of each calendar year. In the case of termination of this Agreement during the calendar year the Board Member’s remuneration shall be paid pro rata temporis.

The Board Member receives a gross annual salary of EUR 210,000.00

2.	The Board Member is further entitled to join the existing bonus program of Nabriva. The maximum bonus amounts to EUR 73,500.00, which relates to 35% of the gross annual salary of the Board Member. The amount of bonus achieved depends on the achievement of business objectives. The bonus payment achieved is payable in the year following the year the bonus accrued.

3.	The remuneration specified in para 1 and para 2 above shall cover all of Board Member’s work, including additional services and overtime, if any. The Board Member will provide additional services or work overtime if necessary.

4.	The remuneration specified in para 1 and para 2 also covers services rendered by the Board Member in the capacity as member of corporate bodies of affiliated companies, holding companies and other companies, on Sundays and public holidays or otherwise in excess of statutory working hours.

5.	The Board Member is further entitled to participate in the Company’s Stock Option Plan.

6.	The remuneration specified in para 1 and para 2 above shall be reviewed by the company’s remuneration committee within the first quarter of each business year and an adjustment of the remuneration, if any, shall retroactively come into force with effect as of the first day of the respective business year.

IV. REIMBURSEMENT OF EXPENSES

1.	The Company shall reimburse the Board Member – according to its internal guidelines, as the case my be – for all necessary and appropriate personal expenses properly incurred in the fulfillment of his duties and responsibilities pursuant to this agreement, including travel and (business) entertainment expenses. Expenses occurred by the Board Member shall be supported by receipts in line with the pertinent tax regulations, unless these regulations provide for a lump sum assessment.

2.	The Company agrees to provide the Board Member with a company mobile phone and a company laptop at its own expense and agrees to pay for all reasonable related costs incurred, for both business and reasonable private use.

V. ANNUAL VACATION, SICK LEAVE

1.	The Board Member shall be entitled to annual vacation in the amount provided by the Austrian Vacation Act, which is 25 (twenty-five) days, not considering Saturday a working day. The employment year shall commence as at commencement of employment. Not consumed holiday can be transferred into next year’s holiday entitlement. Unconsumed holidays become time-barred after expiry of 6 months following the end of the vacation year in which the entitlement accrued.

2.	When choosing his annual vacation, the Board Member shall take into consideration any needs of the Company in such way that the normal course of operation is guarantied. The time of the Board Member’s annual vacation is subject to agreement between the Board Member and the Company.

3.	In case the Board Member is prevented from fulfilling his obligation due to illness or accident the salary according to sec III.1. shall be continued to be paid in full for three months and in the amount of 49% for further three months.

VI. OBLIGATIONS, OTHER ACTIVITIES

1.	The Board Member shall provide his full working strength as well as his experience and knowledge solely to the Company. The working hours shall depend on the tasks to be fulfilled.

2.	Any other professional activity of the Board Member shall require the prior written approval of the Supervisory Board. The Board Member agrees to notify the Company in advance in writing of any secondary activity which actually and potentially requires such approval.

3.	The commitment to activities without remuneration which cause more than an insignificant amount of work, especially functions in a Supervisory Board, the Board of an association or any similar institution shall also be subject to prior written approval of the Supervisory Board.

4.

The Supervisory Board may deny or revoke any approval concerning secondary activity when the activity concerned as such or in connection with any secondary activities may give rise to an impairment of the work of the Board Member for the Company or of any other interests of the Company. In case and at the time of the termination of the employment – respectively in case of a release of duty at the time after release – the Board Member by resolution of the Supervisory Board shall resign from all functions he took over or performed in connection with his work for the Company.

VII. INTELLECTUAL PROPERTY RIGHTS,

INVENTIONS (DIENSTERFINDUNGEN)

1.	The Board Member agrees that if, in respect of Intellectual Property relating to or capable of being used in the business carried on by the Company or a company affiliated with the Company, in the course of or in any way facilitated by virtue of his employment, the Board Member makes or discovers, or participates in the making or discovery of, Intellectual Property (including, without limitation, intellectual property falling under (i) the Patents Act (Patentgesetz), (ii) the Patent Utility Models Act (Gebrauchsmustergesetz) and (iii) the Copyright Act (Urheberrechtsgesetz)) he shall communicate immediately full details of such Intellectual Property to the Company, and the Company shall be the proprietor of or, if this is not legally possible, holder of any and all rights of use in the Intellectual Property.

2.	At the request and expense of the Company the Board Member shall give and supply all such information, data, drawings and assistance as is requisite to enable the Company to exploit the Intellectual Property to the best advantage. If so requested, the Board Member shall, at the Company’s expense but without receiving payment, execute all documents and do everything necessary to vest the title to the invention, design or discovery in the Company. The Board Member irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any documents and generally to act and to use his name for the purpose of giving to the Company (or its nominee) the full benefit of this clause.

3.	The Board Member is not entitled to any payment in addition to the compensation set forth in clause III.3 of this Board Member Employment Agreement (which already reflects the making or discovery of Intellectual Property) for the assignment of Intellectual Property as described in para 1.

4.	In respect of Intellectual Property made or discovered by the Board Member as described in para 1, the rights and obligations under this Agreement shall continue to be in force after termination of the employment and shall be binding also upon his legal successors and representatives.

VII. NON ENTICEMENT CLAUSE

Within one year after termination of employment the Board Member shall not entice from the Company other Board Members or employees of the Company for any company he owns or holds a majority interest in or he is otherwise involved in.

VIII. NON COMPETITION CLAUSE

1.	During the term hereof and until the expiry of 12 (twelve months) after termination of employment, the Board Member shall neither do business for his own account nor for another’s account in the same line of business as the Company, nor participate in a company which is primarily active in the Company’s line of business as personally liable partner or hold a position in the management board or Supervisory Board or as director, officer or authorized agent (Prokurist) or be active in whatever manner for a company in the Company’s line of business, be itself employed, as consultant, as an employee or in any other form. The Board Member shall, however, be entitled to invest personal assets in such a way that no controlling influence is exercised. For the purposes of this agreement, the same line of business shall mean a Company or other such entity involved in the development of pleuromutilin antibiotics.

2.	This non competition obligation shall not apply, if the Company, by its faulty conduct, has provided the Board Member with a justified cause for resigning early or terminating his employment relationship or if the Company terminated this Agreement without justified cause or if the Board Member withdraws from his functions triggering termination of his employment relationship due to circumstances constituting a case of Change of Control.

3.	In case the Board Member violates his obligation not to entice or his obligation not to compete, he shall be liable to a contractual penalty which shall amount to the fourfold of his last gross monthly salary. The contractual penalty shall become due upon violation of the provision set forth above.

IX. CONFIDENTIALITY

1.	The Board Member shall hold in the strictest confidence and not disclose to any person any of the Company’s proprietary or confidential information as to all business or operating matters both of the Company as well as of its costumers. The Board Member shall be bound by this confidentiality obligation during the term of employment and for infinite term following the termination of employment by either party. The disclosure by the Board Member of business or operating secrets of the Company or of its costumers to third persons without prior approval by the Company shall constitute a good cause for (i) the early revocation of the appointment of the Board Member and (ii) immediate termination of the employment agreement by the Company.

X. DELIVERY OF DOCUMENTS

1.	Upon termination of this Agreement or upon revocation of the appointment of the Board Member as Management Board Member, whatever is earlier, the Board Member shall return all documents, records and other materials, including copies, related to his work with the management board without delay and unsolicited to the Company and to destroy or irrevocably delete any information remaining with him including information on electronic data carriers. The Board Member is not entitled to exercise a right of retention as to this documents and materials.

2.	Upon termination of the employment or upon revocation of the appointment of the Board Member, whatever is earlier, the Board Member shall also return his company car, if any, his company laptop, company mobile phone and any other assets supplied by the Company in the course of his employment.

XI. FINAL PROVISIONS

1.	Save for that the Austrian Stock Corporation Act, the Company’s Articles of Association, the By-Laws for the Managing Board in its current version, if any, and this Agreement not provide otherwise, the provisions of the Austrian Act on White Collar-Workers, as amended, shall be applicable.

2.	All claims of the Board Member against the Company must be asserted within 4 (four) months from origination or shall otherwise expire. Thus asserted claims shall be subject to the statutory period of limitations.

3.	Amendments and additions to this Agreement must be made in writing to be effective, to the extent that notarization is not required. This shall also apply to a waiver of the written form requirement.

4.	This Agreement shall be governed by the law of the Republic of Austria without regard to the conflicts of laws provisions thereof. To the extent that such an agreement is legally valid, the Commercial Court competent for Vienna, Inner City, shall have exclusive jurisdiction over this Agreement.

Vienna, February 25, 2014

/s/ Denise Pollard-Knight	/s/ Ralf Schmid
Nabriva Therapeutics AG,	Ralf Schmid
Dr. Denise Pollard-Knight

ADDENDUM TO THE

BOARD MEMBER EMPLOYMENT AGREEMENT

between

Nabriva Therapeutics AG

Leberstraße 20

1112 Vienna

AUSTRIA

represented by the Chair of the Supervisory Board,

Dr. Denise Pollard-Knight

the “Company”

and

Ralf Schmid

Bechardgasse 16/8

1030 Vienna

AUSTRIA

the “Board Member”

as follows:

In accordance with clause XI.3 thereof, this addendum hereby amends the Board Member Employment Agreement, effective as of March 01, 2014, between the Board Member and the Company by making the following changes:

1. Clause II of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

II. Term

1.	The Employment Agreement, which is intended to replace the Board Member Employment Agreement dated April 30, 2012 (the “Previous Agreement”), shall become effective as to March 01, 2014 and shall expire on February 29, 2016 (the “Initial Term”). The Employment Agreement shall become effective with respect to a new one-year term beginning on March 01, 2016 and expiring on February 28, 2017; provided that, the Employment Agreement shall automatically renew for additional one-year terms thereafter unless either party notifies the other in writing of such party’s intention not to renew the Employment Agreement not less than ninety (90) days prior to the applicable term’s expiration date (any term following the Initial Term, a “Subsequent Term”). The Initial Term and each Subsequent Term shall be treated as separate and distinct from any other term; provided, however, that (i) not consumed holidays from the Previous Agreement shall be carried forward to this Employment Agreement, and not consumed holidays from the Initial Term or any Subsequent Term shall be carried forward to the next following Subsequent Term, to the extent that the holiday entitlement is not older than 6 months calculated from the date following the end of the vacation year in which the entitlement accrued and (ii) unless either party has timely provided a notice of non-renewal as described above, the expiration of the Initial Term or a Subsequent Term shall not constitute a termination of this Employment Agreement for purposes of clause XI.1 (“Delivery of Documents”) hereof.

2.	The Supervisory Board of the Company may revoke the Board Member’s appointment for good cause within the meaning of sec 75 para 4 Austrian Stock Corporation Act (Aktiengesetz) prior to the expiry of the Initial Term or a Subsequent Term, as applicable. In this case, the Company shall be entitled to prematurely terminate this Employment Agreement without notice. If such good cause would also justify the Board Member’s dismissal under mutatis mutandis application of sec 27 of the Austrian Act on White Collar-Workers (Angestelltengesetz), he shall not be entitled to receive any remuneration beyond the termination date. In case the Company prematurely terminates this Employment Agreement during the Initial Term or any Subsequent Term without justified reasons pursuant to sec 27 of the Austrian Act on White Collar-Workers, the Company shall (i) pay to the Board Member an amount equal to twelve (12) months’ salary (based upon his salary then in effect); and (ii) provided that the Board Member is eligible for and timely elects to continue receiving group medical insurance pursuant to his current health insurance coverage, continue to pay (but in no event longer than twelve (12) months following the Board Member’s termination date) the share of the premium for health coverage that is paid by the Company at the termination date. The payment described at (i) in the preceding sentence shall be made in a single lump-sum payment and shall be due at the termination date without any discount. The Board Member shall not be obliged to set off such payments against remuneration gained otherwise.

3.

Except as otherwise required by Austrian Law, both the Company and the Board Member are free to terminate the Board Member’s employment relationship with the Company at any time and for any reason during any applicable term. However, if, during the Initial Term or a Subsequent Term, the Board Member’s employment is terminated by the Company without Cause (as defined below) or by the Board Member with Good Reason (as defined below), subject to the conditions of clause II.4, the Company shall (i) continue to pay to the Board Member, in accordance with the Company’s regularly established payroll procedure, his salary then in effect for a period of twelve (12) months; and (ii) provided that the Board Member is eligible for and timely elects to continue receiving group medical insurance pursuant to his current health insurance coverage, continue to pay (but in no event longer than twelve (12) months following the Board Member’s termination date) the share of the premium for health coverage that is paid by the Company at the termination date. The severance benefits provided for in this clause II.3 shall be supplemental to (but not duplicative of) the severance benefits provided under clause II.2 hereof in the event that a termination of employment entitles the Board Member to payments under both clause II.2 and II.3. Therefore, any amounts payable pursuant to this clause II.3 shall be proportionately reduced by any lump sum amount payable by the Company to the Board Member pursuant to clause II.2 hereof so that, subject to the terms and conditions of this Employment Agreement, the Board Member is entitled to no more than an amount equal to 12 months’ of his salary in effect on the termination date. Notwithstanding anything herein to the contrary, no amounts shall be payable pursuant to this clause II.3 upon a termination of employment solely as a result of a non-renewal of the Employment Agreement for a Subsequent Term.

For purposes of this clause II.3, “Cause” shall mean a finding by the Supervisory Board that the Board Member: (i) failed to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks) his assigned duties diligently or effectively or was negligent in the performance of these duties, provided that the Board Member was given prior written notice of such deficiencies and was granted a reasonable opportunity of not less than thirty (30) days to correct any such deficiencies; (ii) materially breached this Employment Agreement or any other agreement between the Board Member and the Company; (iii) engaged in willful misconduct, fraud, or embezzlement; (iv) engaged in any conduct that is materially harmful to the business, interests or reputation of the Company; or (v) was convicted of, or pleaded guilty or nolo contendere to a crime involving moral turpitude or any felony.

For purposes of this clause II.3, “Good Reason” shall mean (i) the Company’s failure to pay or provide in a timely manner any material amounts owed to the Board Member in accordance with this Employment Agreement; (ii) a material diminution in the nature or scope of the Board Member’s duties, responsibilities, or authority; (iii) the Company’s requiring Board Member to relocate his primary office more than fifty (50) miles from Vienna, Austria; or (iv) any material breach of this Employment Agreement by the Company not otherwise covered by this paragraph; provided, however, that the Company shall have a period of not less than fifteen (15) days to cure any act constituting Good Reason following Board Member’s delivery to the Company of written notice within sixty (60) days of the action or omission constituting Good Reason.

4.	As a condition of the Board Member’s receipt of the amounts described in clause II.3, the Board Member must execute and deliver to the Company a severance and release of claims agreement in favor of the Company in a form to be provided by the Company and must continue to comply with the Intellectual Property Rights, Inventions, Non Enticement, Non Competition and Confidentiality clauses of the Board Member’s Employment Agreement.

2. Clauses III.1 and III.2 of the Employment Agreement are hereby deleted and replaced in their entirety by the following:

1.	Notwithstanding clause III.6 hereof, effective as of June 1, 2015, for his services rendered in accordance with the terms and conditions of this Employment Agreement, the Board Member shall receive a monthly gross remuneration of EUR 19,723.57 payable fourteen times a year. Whereas the first twelve installments shall be payable at the end of each month, the 13th and 14th installments shall be due on the 31 May and 30 November of each calendar year. In the case of termination of this Agreement during the calendar year, the Board Member’s remuneration shall be pro rata temporis.

Effective as of June 1, 2015, the Board Member receives a gross annual salary of EUR 276,130.

2.	The Board Member is further entitled to join the existing bonus program of Nabriva. The maximum bonus amounts to 35% of the salary paid to the Board Member in the year to which the bonus relates. The amount of bonus achieved depends on the achievement of business objectives. The bonus payment achieved is payable in the year following the year the bonus accrued.

3. The Non Enticement Clause shall be renumbered clause VIII, the Non Competition Clause shall be renumbered clause IX, the Confidentiality clause shall be renumbered clause X, the Delivery of Documents clause shall be renumbered clause XI, and the Final Provisions clause shall be renumbered clause XII.

All other regulations of the Employment Agreement remain the same.

Vienna, July 7th, 2015

/s/ Denise Pollard-Knight	/s/ Ralf Schmid
Nabriva Therapeutics AG,	Ralf Schmid
Dr. Denise Pollard-Knight